Exhibit 10.14

                           BAYLOR COLLEGE OF MEDICINE
                           OPEXA PHARMACEUTICALS, INC.

                                LICENSE AGREEMENT

     This License Agreement (this "Agreement") is made and entered into on this 5th day of September, 2001 (the "Agreement Date"), by and between Baylor College of Medicine (hereinafter called "BAYLOR"), a Texas non-profit corporation having its principal place of business at One Baylor Plaza, Houston, Texas 77030, and Opexa Pharmaceuticals, a corporation organized under the laws of Delaware and having a principal place of business at 1709 Dryden Road, Suite 901, Houston, Texas 77030 and its Affiliates (hereinafter, collectively referred to as "OPEXA").

                                  WITNESSETH :
                                  ----------

     WHEREAS, BAYLOR, by virtue of its relationship with its faculty, staff and students, and conveyances with the individuals listed on Schedule 1, and under and pursuant to the terms and provisions of its Policy on Inventions and Patents (the "Baylor Patent Policy"), a copy of which has been delivered to OPEXA, is the owner of certain right, title and interest in and to the Technology (as defined below); and

     WHEREAS, BAYLOR desires to grant to OPEXA and OPEXA desires to obtain a worldwide license to employ the Technology and to make, use, sell, have made and otherwise market and commercialize Licensed Patent Pending Products and Licensed Patented Products; and

     WHEREAS, BAYLOR is willing to negotiate a license for the rights to market and commercialize the Technology to OPEXA in exchange for the receipt of equity and other consideration as described herein;

     NOW, THEREFORE, in consideration of the mutual promises and obligations hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto stipulate and agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1.1 "Affiliate" shall mean any corporation, partnership, joint venture or other entity of which the common stock or other equity ownership thereof is fifty percent (50%) or more owned by OPEXA or BAYLOR.

     1.2 "Baylor Patent Policy" is as defined in the first Whereas clause.

     1.3 "Common Stock" is as defined in Paragraph 3.4.

     1.4 "Confidential Information" shall mean any proprietary and secret ideas, proprietary technical information, know-how and proprietary commercial information or other similar proprietary information, which is reduced to writing and marked CONFIDENTIAL in writing on the document or, if orally disclosed, summarized in writing and delivered to the receiving party within thirty (30) days of disclosure, marked as CONFIDENTIAL. Neither Party shall have an obligation of confidentiality with respect to Confidential Information that:


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         (i) at the time of its disclosure or thereafter is disclosed in a publicly available document through no fault of the receiving Party;

         (ii) at the time of its disclosure is, or thereafter becomes without fault of the receiving Party, part of the public domain;

         (iii) was in the possession of the receiving Party prior to disclosure by the disclosing Party hereunder and was not acquired directly or indirectly from any third party under obligation of confidentiality to the disclosing Party;

         (iv) subsequent to its disclosure, is obtained from a third party not subject to a contractual or fiduciary obligation for confidentiality to the disclosing Party;

         (v) is required by court or governmental order, law or regulation to be disclosed; or

         (vi) is disclosed pursuant to any research grant relating to the Technology from a non-commercial granting entity, such as grants from the United States Department of Health and Human Services and other governmental and private non-profit agencies; provided, however, that OPEXA be notified of the terms of such research grant applications.

     1.5 "Developers" shall mean those individuals listed in Schedule 1.

     1.6 "Developer's Agreement" shall mean agreements executed by BAYLOR, the Developers and OPEXA which discusses distribution policies of OPEXA stock and other aspects of such distribution, copies of which have been delivered to OPEXA.

     1.7 "First Commercial Sale" shall mean the date on which OPEXA first transfers title to a Licensed Patent Pending Product or Licensed Patented Product to an independent third party for monetary consideration.

     1.8 "Funded Technology" is as defined in Paragraph 7.1.

     1.9 "Gross Sales" shall mean the gross amount of monies or cash equivalent or other consideration which is paid by unrelated third parties to OPEXA or sublicensees for the Licensed Patented Products or Licensed Patent Pending Products by sale, utilization or other mode of transfer. The term "Gross Sales" in the case of non-cash sales, shall mean the fair market value of all equivalent or other consideration received by OPEXA for the Licensed Patent Pending Products or Licensed Patented Products

     1.10 "Improvements" shall mean any modifications, variations and improvements to the following aspects of the Technology;

         (i) Materials and procedures for Autologous T-cell vaccination for Multiple Sclerosis and other autoimmune disorders;

         (ii) T-cell receptor sequences and therapeutic-diagnostic products derived from them that direct T-cell antigen recognition specificity in Multiple Sclerosis and other autoimmune disorders;


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

         (iii) Combinations of pregnancy-related hormones that suppress autoreactive T-cell migration, proliferation or activity against autoantigens in Multiple Sclerosis or other autoimmune disorders; and

         (iv) Materials and procedures for development of a vaccine against human herpesvirus-6;

     whether patentable or not, that during the two years between the Agreement Date and the second anniversary of the Agreement Date, are (i) conceived or reduced to practice, (ii) are owned by BAYLOR or become property of BAYLOR and
(iii) arise out of work performed in laboratory at BAYLOR that is under the direct supervision of the Developers.

     1.11 "Indemnified Parties" is as defined in Paragraph 5.4.

     1.12 "Legal Costs" shall mean all legal fees and expenses, filing or maintenance fees, assessments and all other reasonable costs and expenses related to prosecuting, obtaining and maintaining patent protection on the Patent Rights in the United States and foreign countries, including all costs reasonably incurred in filing continuations, continuations-in-part, divisionals or related applications and any re-examination or reissue proceedings.

     1.13 "Licensed Patented Product" shall mean any product, process, or service using all or any part of the Technology that is made, used, marketed or sold in a country where the Technology is covered by a Valid Claim (as defined below).

     1.14 "Licensed Patent Pending Product" shall mean any product, process, or service using all or any part of the Technology that is made, used, marketed or sold in a country where the Technology is covered by a Patent Pending Claim (as defined below).

     1.15 "Licensed Patented Product Net Sales" shall mean that portion of Net Sales related to Licensed Patented Products.

     1.16 "Licensed Patent Pending Product Net Sales" shall mean that portion of Net Sales related to Licensed Patent Pending Products.

     1.17 "Net Sales" shall mean Gross Sales for the Licensed Patent Pending Products or Licensed Patented Products by sale, license or other mode of transfer, less all trade, quantity and cash discounts actually allowed, credits, and allowances actually granted on account of rejections, returns or billing errors, separately billed duties, transportation and insurance, taxes and other governmental charges actually paid.

     1.18 "Patent Pending Claim" shall mean a claim of pending patent application included in the Patent Rights.

     1.19 "Patent Rights" shall mean all patents to be filed relating to the Technology and all pending and issued United States patents and corresponding foreign patent applications or parts thereof listed in Schedule 2 and any and all divisions, reissues, re-examinations, renewals, continuations, continuations-in-part, and extensions thereof, and all other counterpart applications in all other countries and patents, inventor's certificates, utility models and the like issuing therefrom, which list shall be amended and updated from time to time.

     1.20 "Party" shall mean either OPEXA or BAYLOR, and the "Parties" shall mean OPEXAand BAYLOR.

     1.21 "Sublicensing Revenue" shall mean all (i) cash, (ii) sublicensing fees, including maintenance fees and milestones not listed in Article 3 and
(iii) all other payments and the cash equivalent thereof, which are paid to OPEXA by the sublicensees of its rights hereunder in consideration thereof, other than research and development money paid to OPEXA to conduct research at fair market value and consideration paid to OPEXA for shares of capital stock in OPEXA at the fair market value for said shares.


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

     1.22 "Technology" shall mean and include the Patent Rights and non-patented technologies listed in Schedule 3, together with all know-how, information, processes, formulas, patterns, compilations, programs, devices, methods, techniques, products, data, preparations and usage information or materials and sources thereof, whether or not patentable, in each case that are related to, or pertain to, the Patent Rights and non-patented technologies listed on Schedule 3 and arise out of work performed in a laboratory at BAYLOR that is under the direct supervision of the Developers as of the Agreement Date. Technology shall also include the Improvements (as defined above), but shall not include (i) know-how, discoveries and inventions developed at BAYLOR by any individual(s) other than the Developers and (ii) know-how, discoveries and inventions developed at OPEXA solely by OPEXA employees.

     1.23 "Term" is as defined in Paragraph 10.1.

     1.24 "Valid Claim" shall mean a claim of an issued, unexpired patent included within the Patent Rights claiming an invention, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

                                    ARTICLE 2
                           GRANT OF EXCLUSIVE LICENSE

     2.1 License Grant. Subject to the reservations of rights set forth in Paragraph 2.2 and the terms of Paragraph 11.4, effective as of the Agreement Date, BAYLOR hereby grants to OPEXA an exclusive, worldwide right and license with rights to sublicense the Technology with rights to use, develop, make, have made, market, sell, offer to sell and otherwise commercially exploit the Technology, Licensed Patent Pending Products and Licensed Patented Products. OPEXA shall have the right to sublicense any of the rights granted under this Paragraph 2.1, provided that such sublicense shall be subject to and subordinate to the terms and conditions of this Agreement.

     2.2 Restrictions on License. The grants in Paragraph 2.1 shall be further subject to, restricted by and non-exclusive with respect to:

(i) the use of the Technology by BAYLOR for non-commercial research, patient care solely as it relates to research and teaching purposes (so long as BAYLOR is in compliance with all laws and regulations regarding such use and with the consultation and approval of OPEXA), and other educationally related purposes;

(ii) the use of the Technology by the Developers for non-commercial research purposes at academic or research institutions;

(iii) any non-exclusive license of the Technology that BAYLOR grants to other academic or research institutions strictly for non-commercial research purposes (said non-exclusive research use license shall expressly prohibit the use of the Technology in human subjects); and

(iv) any non exclusive license of the Technology that BAYLOR is required by law or regulation to grant to the United States of America or to a foreign state pursuant to an existing or future treaty with the United States of America.


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

                                    ARTICLE 3
                                  CONSIDERATION

     3.1 Royalties and Milestones. (a) In consideration of the grant of the exclusive licenses specified in Paragraph 2.1, OPEXA agrees to pay BAYLOR the following applicable royalties and milestones in accordance with the provisions set forth in Table 3.1 below and Paragraph 3.1 (b);

----------------------------------------------------  -----------------------------------------------------------------
Table 3.1                                                                     Consideration
----------------------------------------------------  -----------------------------------------------------------------
Financing Event/Value to BAYLOR                       OPEXA Royalty and Payment Obligations to BAYLOR
----------------------------------------------------  -----------------------------------------------------------------
Scenario 1: OPEXA closes on a financing  event with   o        __% royalty on Net Sales of Licensed  Patented Products
capital  raised from  outside  sources  (other than            where  annual  Gross  Sales of said  Licensed  Patented
BAYLOR)  that  generates   $_________  or  more  in            Product is less than or equal to _______  ($__________)
equity  value  to  BAYLOR   within   eighteen  (18)            dollars.  This  royalty  rate  applies  to Net Sales of
months of the Agreement Date.                                  OPEXA,  including  Affiliates.  This royalty rate shall
                                                               not  apply  to Net  Sales  of  OPEXA  sublicensees.  As
For example:  OPEXA closes on a financing  round of            stated  below,  OPEXA  sublicensees  shall  pay  a  __%
$________for a 40% ownership  stake in the company.            royalty, regardless of product sales level.
The  value  of  the   company   would  then  be  (5   o        __%   royalty  on  Net  Sales  of   Licensed   Patented
million/0.4)  =  $_________.  The  value to  BAYLOR            Product(s)  where annual  Gross Sales of said  Licensed
would then be value of the  company  multiplied  by            Patented Product exceed ________  ($________)  dollars.
the  percentage  ownership  retained by BAYLOR.  In            This  royalty  rate  applies  to Net  Sales  of  OPEXA,
this   case   the   value   to   BAYLOR   would  be            including Affiliates.
(0.8)(0.6)(___) = $_________.                         o        1%  royalty  on Net Sales of  Licensed  Patent  Pending
- where (0.8 or 80%)  reflects  the initial  BAYLOR            Product(s).  This  royalty rate applies to Net Sales of
ownership  percentage of outstanding  capital stock            OPEXA, including Affiliates.
in OPEXA.                                             o        __% royalty on Net Sales of Licensed  Patented Products
Because the value to BAYLOR  exceeds  $__________in            or  Licensed  Patent  Pending  Products  sold by  OPEXA
this example,  the consideration  terms of Scenario            sublicensees.
1 would apply.

----------------------------------------------------  -----------------------------------------------------------------

Scenario 2: OPEXA closes on a financing  event with   o        __% royalty on Net Sales of Licensed  Patented Products
capital  raised from  outside  sources  (other than            where  annual  Gross  Sales of said  Licensed  Patented
BAYLOR) that  generates  greater  than  $_________,            Product   is  less   than  or   equal   to   __________
but less  than  $______in  equity  value to  BAYLOR            ($_____________)  dollars. This royalty rate applies to
within eighteen (18) months of the Agreement Date.             Net Sales of OPEXA, its Affiliates, and sublicensees.
                                                      o        __1%   royalty  on  Net  Sales  of  Licensed   Patented
For example:  OPEXA closes on a financing  round of            Products  where  annual  Gross  Sales of said  Licensed
$____million  for  a 40%  ownership  stake  in  the            Patented  Product  exceed   _____________   ($________)
company.  The value of the  company  would  then be            dollars.  This  royalty  rate  applies  to Net Sales of
($______/0.4)  = $_____.  The value to BAYLOR would            OPEXA, its Affiliates and sublicensees.
then be: (0.8)(0.6)(_____) = $_________.              o        ____% royalty on Net Sales of Licensed  Patent  Pending
Because  the value to BAYLOR is between  $_____ and            Products.  This  royalty  rate  applies to Net Sales of
$_______in this example,  the  consideration  terms            OPEXA, its Affiliates and sublicensees.
of Scenario 2 would apply.                            o        One time  milestone  payment of __________  ($________)
                                                               dollars upon the first  FDA-approved  sale by OPEXA, an
                                                               Affiliate  or  sublicensee   of  a  Licensed   Patented
                                                               Product  or  Licensed  Patent  Pending  Product  in the
                                                               therapeutic field.
----------------------------------------------------  -----------------------------------------------------------------


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

----------------------------------------------------  -----------------------------------------------------------------
Scenario 3: OPEXA closes on a financing  event with   o        __% royalty on Net Sales of Licensed  Patented Products
capital  raised from  outside  sources  (other than            by OPEXA, its Affiliates or sublicensees.
BAYLOR)  that  generates  $3  million  or  less  in   o        __%  royalty on Net Sales of  Licensed  Patent  Pending
equity  value  to  BAYLOR  within  one  year of the            Products by OPEXA, its Affiliates or sublicensees.
Agreement Date.                                       o        Milestone  payments of ____________  ($_______) dollars
                                                               upon the first  FDA-approved  sale of a Licensed Patent
For example:  OPEXA closes on a financing  round of            Pending Product or Licensed  Patented Product by OPEXA,
$______ for a 50%  ownership  stake in the company.            an Affiliate,  or  sublicensee in each of the following
The value of the company is then  ($_______/0.5)  =            classes:
$______. The value to BAYLOR would then be:                     (i)    Autologous T-cell vaccine for Multiple Sclerosis
(0.8)(0.5)(___) = $__________.                                  (ii)   Peptide-based vaccine for Multiple Sclerosis
Therefore,   the   value   to   BAYLOR   is   under             (iii)  Steroid hormone therapeutic product for Multiple
$_____________  and  the  consideration   terms  of                    Sclerosis
Scenario 3 would apply.                                         (iv)   Vaccine or other prophylactic/therapeutic
                                                                       product based on human herpesvirus-6 (HHV-6)
                                                                       technology.
                                                      o        OPEXA shall pay all  unreimbursed  Legal Costs incurred
                                                               by BAYLOR prior to the  Agreement  Date up to a maximum
                                                               of $_________.



     (b) Notwithstanding anything in Paragraph 3.1 (a) to the contrary, in the event that OPEXA completes a financing covered by Scenario 3 in Paragraph 3.1
(a) within the time parameters set out therein, and thereafter completes an additional financing within the time parameters identified in Scenario 1 or 2 of Paragraph 3.1 (a), which additional financing, together with the initial financing covered by Scenario 3, meets the required financing level specified in either Scenario 1 or 2, then in such instance, the royalty payments and milestones specified in Scenario 1 or 2 , as applicable, shall apply to all Net Sales of Licensed Patented Products and Licensed Patent Pending Products occurring after the date of such additional financing.

     3.2 Common Stock. Since, but for the equity received hereunder, BAYLOR would have insisted upon and received a greater royalty and, in consideration and in exchange for (i) property constituting good and valuable consideration, including, but not limited to, the Technology, and (ii) the reduced royalty consideration provided in Table 3.1, the receipt and sufficiency of which are hereby acknowledged by OPEXA, OPEXA shall issue to BAYLOR one million, seven hundred thousand (1,700,000) shares of its common stock, $0.001 par value (the "Common Stock").

     3.3 Issuance of Common Stock. The Common Stock shall be divided and issued as described in Schedule 4.

     3.4 Income Tax. Notwithstanding anything herein to the contrary, OPEXA shall not be responsible for any income tax payments required to be paid by BAYLOR on funds received from OPEXA under this Agreement.


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

                                    ARTICLE 4
                             ACCOUNTING AND RECORDS

     4.1 Payment and Reports. At the close of each quarter of OPEXA's fiscal year, the Net Sales for said quarter shall be computed, and the royalties earned thereon shall be paid to BAYLOR within sixty (60) days after the close of said quarter. With each payment, OPEXA shall furnish to BAYLOR a written accounting report related to said quarter stating the Net Sales and the reason for said payment, consideration due and consideration paid. Such report will include, where applicable, the OTA reference number(s) from Schedule 3 to which such payment shall be attributed and the percent attributed to each Technology if more than one (1) Technology is commercialized.

     4.2 Interest Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of the sum of (i) ____ percent (___%) plus (ii) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of BAYLOR to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

     4.3 Currency Requirements. All payments due hereunder are expressed in and shall be paid in United States of America currency, without deduction of exchange, collection or other charges, to BAYLOR by check, or to the account of BAYLOR at such bank as BAYLOR may from time to time designate by notice to OPEXA. OPEXA shall use foreign currency exchange rates published in The Wall Street Journal on the last day of the calendar quarter that said payment is due.

     4.4 Record and Audits. OPEXA agrees to maintain written records with respect to its operations pursuant to this Agreement in sufficient detail to enable BAYLOR or its designated accountants to compute the amount of consideration payable to BAYLOR. During the Term and for a period of two (2) years thereafter, OPEXA agrees to permit an accountant selected and paid by BAYLOR and reasonably acceptable to OPEXA to have access during ordinary business hours to such records as are maintained by OPEXA as may be necessary, in the opinion of such accountant, to determine the correctness of any report and/or payment made under this Agreement, provided, however, that such examination shall not take place more than once per year. In the event that the audit reveals an underpayment of royalty by more than five percent (5%), the cost of the audit shall be paid by OPEXA. If the underpayment is less than five percent (5%) but more than two percent (2%), OPEXA and BAYLOR shall each pay fifty percent (50%) of the cost of the independent audit. Such accountant shall maintain in confidence, and shall not disclose to BAYLOR, any information concerning OPEXA or its operations or properties other than information directly relating to the correctness of such reports and payments.

     4.5 Annual Report. On or about the anniversary of the Agreement Date and thereafter throughout the Term, or at such time as an annual report to shareholders is delivered, OPEXA shall deliver to BAYLOR a written annual report as to: (i) the efforts and accomplishments of OPEXA and each of its sublicensees during the preceding year in developing and commercializing Licensed Patent Pending Products and/or Licensed Patented Products in every country in which it or its sublicensees shall have developed and/or sold Licensed Patent Pending Products and/or Licensed Patented Products; (ii) the status of scientific and/or clinical trials, if any, on Licensed Patent Pending Products and/or Licensed Patented Products; (iii) the activities of OPEXA, if any, with respect to the filing, prosecution, obtaining, and maintenance of patents in the United States and any foreign countries in which such protection has been sought on the Patent Rights, as provided in Article 6; and (iv) the obtaining of regulatory approvals in the United States and foreign countries for the advertising, use and sale of Licensed Patent Pending Products and/or Licensed Products.


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

     4.6 Payment Address. All payments and reports shall be sent to the address listed in Paragraph 15.1.

                                    ARTICLE 5
              WARRANTIES, REPRESENTATIONS, INDEMNITY AND INSURANCE

     5.1 BAYLOR Warranties.  (a)   BAYLOR hereby represents and warrants that:

     (i) to the best of its knowledge, other than the grants set forth herein, including, without limitation, for or to the United States of America, or for or to a foreign state, it has not encumbered, restricted, transferred or otherwise burdened the Technology;

     (ii) the execution, delivery and performance of this Agreement by BAYLOR and the consideration provided for herein has been duly authorized by all necessary BAYLOR actions and officials;

     (iii) it has the full power and authority to enter into and carry out the obligations of this Agreement.

         (B) WITH THE EXCEPTION OF PARAGRAPH 5.1(a), BAYLOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE TECHNOLOGY, LICENSED PATENT PENDING PRODUCTS OR LICENSED PATENTED PRODUCTS AND BAYLOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OF THE PATENTABILITY, USE OR OTHER APPLICATION OF THE TECHNOLOGY, LICENSED PATENT PENDING PRODUCTS OR LICENSED PATENTED PRODUCTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE TECHNOLOGY, LICENSED PATENT PENDING PRODUCTS OR LICENSED PATENTED PRODUCTS ARE OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES AND BAYLOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE LIKELIHOOD OF THE SUCCESS OF ANY RESEARCH, DEVELOPMENT, TESTING, MARKETING OR OTHER UTILIZATION OF THE TECHNOLOGY.

         (C) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, (A) IN NO EVENT SHALL ANY PARTY'S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; (B) IN NO CASE SHALL BAYLOR'S LIABILITY FOR DAMAGES OF ANY TYPE EXCEED THE TOTAL ROYALTIES WHICH HAVE ACTUALLY BEEN PAID TO BAYLOR BY OPEXA AS OF THE DATE OF THE FILING OF THE ACTION AGAINST BAYLOR WHICH RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES.

     5.2 OPEXA Warranties. OPEXA hereby represents and warrants that:

         (a) it is a corporation duly organized and in good standing under the laws of the State of Delaware;


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

         (b) it is qualified to do business and in good standing in the State of Texas and elsewhere as the nature of its business and properties so require;

         (c) the execution, delivery and performance of this Agreement by OPEXA and the consideration provided for herein has been duly authorized by all necessary corporate action;

         (d) it has the full power and authority to enter into and carry out its obligations under this Agreement; and

         (e) the Common Stock to be issued pursuant to this Agreement has been duly authorized and upon issuance, pursuant to the terms hereof and for the consideration herein set forth, will be validly issued, fully paid and non-assessable.

     5.3 Indemnification for Breach of Warranty. OPEXA agrees to indemnify and hold BAYLOR and its officers, trustees, faculty, employees, agents and representatives (the "Indemnified Parties") harmless from any liabilities, costs and expenses (including attorneys' fees and expenses), obligations or causes of action arising out of or related to any breach of the representations and warranties made by OPEXA herein.

     5.4 Indemnification of BAYLOR re: Technology. OPEXA agrees to protect, defend, indemnify and hold BAYLOR, each of the entities with which it is or will be in the future affiliated with respect to the invention or development of Technology, and each of BAYLOR's, officers, trustees, faculty, employees, agents, representatives, and each of them ("the Indemnified Parties") harmless from and against, and to pay any and all losses, liabilities, claims, demands, causes of action, lawsuits, or other proceedings (whether in contract, tort, strict liability or otherwise), fines, assessments, damages or any other amounts of whatever nature that any of the Indemnified Parties may sustain or incur ("Claims"), including all reasonable attorneys' fees and court costs, as a consequence of any third party's (including, but not limited to, OPEXA's officers, directors, employees, agents, consultants, representatives or servants) claims and demands arising from the use, testing, operation, sale or manufacture of the Technology or Licensed Patent Pending Products or Licensed Patented Products by OPEXA or its assignees or sublicensees even though such Claims result in whole or in part from the negligence of any of the Indemnified Parties or are based upon doctrines of strict liability or product liability; provided, however, that such indemnity shall not apply to any Claims arising from the gross negligence or intentional misconduct of any Indemnified Party.

     5.5 Participation in Defense. (a) BAYLOR will promptly notify OPEXA in writing of notice of any claims or the commencement of any action, if a claim in respect thereof is to be made under Paragraph 5.4. BAYLOR's failure to notify OPEXA will not relieve OPEXA from any liability to BAYLOR except to the extent any BAYLOR delay in notifying OPEXA causes such damages. After receiving notice of said action, OPEXA is entitled to participate in the defense therein, and may elect to assume the defense thereof by promptly notifying the Indemnified Party in writing and by selecting counsel reasonably satisfactory to such Indemnified Party. After BAYLOR has received notice of OPEXA's election to assume the defense of said action and has approved OPEXA's counsel, OPEXA will not be liable to BAYLOR under Paragraph 5.4 for any legal or other expenses subsequently incurred by BAYLOR in connection with the defense thereof unless
(i) BAYLOR has reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to OPEXA, in which case such BAYLOR shall have the right to select separate counsel to assume said legal defenses and to otherwise participate in the defense of said action on behalf of BAYLOR, (ii) OPEXA shall not have employed counsel reasonably satisfactory to BAYLOR to represent BAYLOR within a reasonable time after notice of commencement of the action or (iii) OPEXA has authorized the employment of counsel for BAYLOR at the expense of OPEXA.

         (b) Neither BAYLOR nor OPEXA shall settle any action covered by Paragraph 5.4 without first obtaining the consent of the other Party, which consent will not be unreasonably withheld. Should a controversy or dispute arise between the Parties regarding a decision to settle an action covered by Paragraph 5.4, the Parties then agree that the dispute shall be resolved according to the mediation and arbitration procedures described in Article 17 of this Agreement.

         (c) OPEXA's indemnity obligations under this Agreement shall survive the termination of this Agreement, regardless of how this Agreement is terminated.

     5.6 Insurance.

     5.6.1 Requirements. During the Term, OPEXA shall maintain in full force and effect, and at levels that are reasonable and consistent with industry standards for corporations that are developing or marketing products for human clinical applications, policies of:

     (i) General liability insurance (with Broad Form General Liability endorsement) with limits of not less than one million dollars ($1,000,000) per occurrence with an annual aggregate of two million dollars ($2,000,000);

     (ii) Clinical trials insurance (in the event that OPEXA uses any Licensed Patented Product(s) or Licensed Patent Pending Product(s) in human clinical trials) with limits of not less than one million dollars ($1,000,000) per occurrence with an annual aggregate of five million dollars ($5,000,000).

     (iii) Products liability insurance (in the event that OPEXA sells any Licensed Patented Product(s) or Licensed Patent Pending Product(s)) with limits of not less than three million dollars ($3,000,000) per occurrence with an annual aggregate of twenty million dollars ($20,000,000). OPEXA shall notify BAYLOR in writing prior to the sale of any Licensed Patented Product(s) or Licensed Patent Pending Product(s) that it has obtained products liability coverage that meets or exceeds these requirements.

In all cases such coverage(s) shall be purchased from a carrier or carriers reasonably deemed acceptable to BAYLOR and shall name BAYLOR as an additional insured. Upon request by BAYLOR, OPEXA shall provide to BAYLOR copies of said policies of insurance.

     5.6.2 Annual Meeting. On or about the anniversary of the Agreement Date and thereafter throughout the Term, for as long as BAYLOR owns stock in OPEXA or until OPEXA becomes a public company (whichever occurs first), senior executives from each Party shall meet to discuss and assess OPEXA's insurance coverage levels.

                                    ARTICLE 6
                         PROTECTION OF PROPERTY RIGHTS

     6.1 Responsibility for Patent Prosecution. From the Agreement Date and for the Term of this Agreement, OPEXA shall have primary responsibility using patent counsel of its choice reasonably acceptable to BAYLOR, for deciding whether to file United States and foreign patent applications, continue prosecution of any patent applications or maintain any patent application or patent regarding the Technology licensed hereunder, except that BAYLOR may assume responsibility at its sole expense for pursuing any protection which OPEXA declines to prosecute pursuant to Paragraph 6.2 of this Agreement.

     6.2 Notification of Intent Not to Pursue. During the Term, in the event that OPEXA decides not to file any or all United States and foreign applications or to continue prosecution of a patent application to issuance or maintain any United States or foreign patent application or patent, OPEXA shall timely notify BAYLOR in writing in order that BAYLOR may file said United States and foreign applications and continue said prosecution or maintenance of such patent applications at its own expense. OPEXA's right under this Agreement to practice the invention under said patent or patent application shall immediately terminate upon OPEXA ceasing to pay such costs. If OPEXA fails to notify BAYLOR in sufficient time for BAYLOR to assume the cost, OPEXA shall be considered in default of this Agreement.

     6.3 Prosecution of Patent Applications.During the Term, subject to Paragraphs 6.1 and 6.2 above, OPEXA agrees to prosecute with good faith and due diligence all such patent applications and to take all actions reasonably necessary to maintain and enforce the patents and proprietary rights in and to the Technology.

     6.4 Continuing Obligation to Inform. During the Term, OPEXA shall instruct counsel for OPEXA to keep BAYLOR reasonably informed, at OPEXA's expense, of prosecutions pursuant to this Article 6 including submitting to BAYLOR copies of all official actions and responses thereto.

     6.5 Cooperation. BAYLOR agrees to cooperate with OPEXA to whatever extent is necessary to procure patent protection of any rights, including fully agreeing to execute any and all documents to give OPEXA the full benefit of the licenses granted herein.

     6.6 Confidentiality. Each Party shall use its best efforts to maintain and assure the confidentiality of the Confidential Information disclosed to it by the other Party hereto.

     6.7 Allowed Disclosure. Notwithstanding the foregoing, the Parties understand and agree that OPEXA may, to the extent it deems necessary or appropriate, disclose the Technology to potential and existing consultants, employees, board members, licensees, purchasers, investors, joint venturers and the like, but OPEXA agrees to use reasonable efforts to make such disclosures subject to a satisfactory confidentiality agreement.

                                    ARTICLE 7
                          RIGHTS IN ADDITIONAL RESEARCH

     7.1 The Parties acknowledge that OPEXA may support research on the Technology in laboratories and facilities at BAYLOR that are under the direct personal supervision of the Developers and that said research may result in discoveries or inventions ("Funded Technology") that are not included within the definition of Technology transferred by this Agreement. Nothing in this Agreement shall be deemed to allocate rights or ownership of any Funded Technology, and any rights to Funded Technology shall be determined by a separate written agreement.

                                    ARTICLE 8
                                  INFRINGEMENT

     8.1 Actions Based on Infringement. Each Party shall promptly inform the other of any suspected infringement of any licensed Patent Rights or misuse, misappropriation, theft or breach of confidence of other proprietary rights in the Technology by a third party, and with respect to such activities as are suspected, BAYLOR and OPEXA each shall have the right to institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the proprietary rights against such third party in accordance with the following:

         (a) If BAYLOR and OPEXA agree to institute suit jointly, the suit shall be brought in both their names and all of the out-of-pocket costs and legal fees relative to such procedures shall be borne by OPEXA. OPEXA shall exercise control over such action; provided, however, that BAYLOR may, if it so desires, be represented by counsel of its own selection, at its own expense.

         (b) If BAYLOR or OPEXA, as the case may be, decides not to take action, then the other Party may do so in its own name and at its own cost.

         (c) Should either BAYLOR or OPEXA commence suit under the provisions of this Article 8 and thereafter elect to abandon the same, it shall give timely notice to the other Party who may, if it so desires, continue prosecution of such suit at such continuing Party's sole expense.

         (d) All recoveries, whether by judgment, award, decree or settlements, from infringement or misuse of licensed Technology shall be divided as follows:
(i) the Party bringing the action or proceeding shall first recover an amount equal to the costs and expenses incurred by such Party directly related to the prosecution of such action or proceeding and (ii) the remainder shall be divided as follows: (A) in the event that OPEXA instituted the suit or otherwise handled the matter, the recovery shall be retained by OPEXA, subject to the royalty obligations hereunder, and (B) in the event that BAYLOR instituted the suit or otherwise handled the matter, the recovery shall be retained by BAYLOR.

     8.2 Settlement. Neither BAYLOR nor OPEXA shall settle any action covered by this Article 8 without first obtaining the consent of the other Party, which consent will not be unreasonably withheld.

     8.3 Liability for Losses. BAYLOR shall not be liable for any losses incurred as the result of an action for infringement brought against OPEXA as the result of OPEXA's exercise of any right granted under this Agreement. The decision to defend or not defend shall be in OPEXA's sole discretion.

     8.4 Obligation to Inform. The Parties shall keep one another informed of the status of, and their respective activities regarding any litigation as described herein.

                                    ARTICLE 9
                          INDEPENDENT CONTRACTOR STATUS

     9.1 Parties are Independent Contractors. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party. Nothing in this relationship shall be construed to create a relationship of joint ventures, partnerships, fiduciary or other similar relationships between the Parties.

                                   ARTICLE 10
                               TERM AND EXPIRATION

     10.1 Term of License. Unless sooner terminated as otherwise provided in
Article 11, the term of the license to employ Technology, Licensed Patent Pending Products and/or Licensed Patented Products or other Patent Rights granted herein as part of Article 2 (the "Term") shall expire on a country-by-country basis, on the date of expiration of the last of the Patent Rights to expire.

                                   ARTICLE 11
                                   TERMINATION

     11.1 Automatic Termination. This Agreement shall be terminated automatically in any one or more of the following circumstances:

         (a) the assets of OPEXA are seized or attached, in conjunction with any action against them by any third party, and such seizure or attachment is not abated within ninety (90) days;

         (b) OPEXA is dissolved, or a sale of all or substantially all of the assets of OPEXA pursuant to a liquidation not approved in writing by BAYLOR is made;

         (c) OPEXA assigns or attempts to assign any rights under this Agreement in breach of Paragraph 13.1,

provided, however, that the provisions of Paragraph 11.1(c) shall terminate at such time that the aggregate of OPEXA's stated capital and capital surplus accounts equals or exceeds two million dollars ($2,000,000), and shall not thereafter be applicable notwithstanding a subsequent decrease in such accounts; or

         (d) OPEXA licenses or attempts to license any rights under this Agreement in breach of Paragraph 13.2,

provided, however, that the provisions of Paragraph 11.1(d) shall terminate at such time that the aggregate of OPEXA's stated capital and capital surplus accounts equals or exceeds five hundred thousand dollars ($500,000), and shall not thereafter be applicable notwithstanding a subsequent decrease in such accounts.

     11.2 Termination by BAYLOR. BAYLOR may terminate this Agreement if OPEXA fails to perform any of its obligations under this Agreement and fails to remedy said breach within sixty (60) days after being given written notice of the specific failure or default and termination by BAYLOR, unless such breach is not capable of being cured within such time period, in which event this Agreement shall not terminate so long as OPEXA is pursuing a cure of such breach in a timely manner and can demonstrate that it is taking all diligent actions possible to cure the breach. If the breach is disputed, the parties agree to arbitrate such dispute in accordance with the terms of the Agreement.

     11.3 Termination by OPEXA. OPEXA, upon ninety (90) days prior written notice to BAYLOR, may terminate this Agreement with or without cause.

     11.4 Effects of Termination. In the event that this Agreement is terminated for any reason in any country covered by the terms of this Agreement:

         (a) any and all rights in and to the Technology in such country shall revert to BAYLOR;

         (b) all grants and licenses made by BAYLOR to OPEXA pursuant to this Agreement in such country shall automatically terminate;

         (c) OPEXA will deliver to BAYLOR within ten (10) days of termination all copies in its possession or control of all documents and other tangible information in such country that contain the Technology;

         (d) OPEXA agrees to execute all instruments as BAYLOR may reasonably request that are necessary to reinvest any licensed rights in BAYLOR in such country;

         (e) OPEXA, subject to Article 6, shall have an obligation to maintain the confidentiality of all Technology in such country;

         (f) OPEXA will not use any Confidential Information regarding non-patented Technology in such country for a period of five (5) years after termination of this Agreement;

         (g) OPEXA shall have thirty (30) days to complete the manufacture and ninety (90) days to complete the sale or license of any Licensed Patented Products and Licensed Patent Pending Products in stock or in the course of manufacture at the time of termination in such country, all subject, however, to payments of royalty and accounting as provided herein, even if such royalty obligations arise from transactions subsequent to the effective date of termination;

         (h) OPEXA's obligation to pay royalties, keep records and allow a final audit shall survive termination in such country;

         (i) The Common Stock issued pursuant to this Agreement or the ownership thereof shall not be affected by any termination in such country, regardless of the reason for, or the timing of, such termination;

         (j) Except as expressly provided herein, no Party hereunder shall be discharged or relieved from any liability or obligation existing prior to such termination in such country; and

         (k) Upon termination of this License Agreement in such country, all sublicenses shall automatically terminate. BAYLOR agrees to enter into good faith negotiations with the sublicensees to establish the terms and conditions of a license agreement between BAYLOR and such sublicensee.

                                   ARTICLE 12
                             GOVERNMENTAL COMPLIANCE

     12.1 Compliance with All Laws. OPEXA shall at all times during the term of this Agreement and for so long as it shall sell Licensed Patented Products or Licensed Patent Pending Products comply and cause its sublicensees to comply with all local, state, federal and foreign formalities, laws, orders, rules, decrees or regulations that may control the import, export, manufacture, use or sale of Licensed Patented Products or Licensed Patent Pending Products or any other activity undertaken pursuant to this Agreement.

     12.2 OPEXA Requirements. OPEXA understands and agrees that before BAYLOR shall be required to perform any obligation hereunder that shall be subject to local, state, federal and foreign formalities, laws, orders, decrees or regulations, OPEXA shall first provide BAYLOR with any letter of assurance or other certification that may be required to comply with the formalities, laws, decrees, rules, orders or regulations of any agency or instrumentality having jurisdiction. For example and not by limitation, this includes United States import and export regulations, Food & Drug Administration regulations, Department of Agriculture regulations, environmental regulations and recombinant DNA regulations.

     12.3 Failure to Obtain Governmental Approval. Inability or failure, if any, of OPEXA to secure any necessary government license or approval shall not entitle OPEXA to terminate this Agreement or to obtain any form of relief, credit, rebate or recovery from BAYLOR.

     12.4 Expenses. During the Term, OPEXA shall be responsible for any and all expenses, costs, fees, duties or taxes relating to the Technology, Licensed Patent Pending Products, and/or Licensed Patented Products which are reasonably necessary to comply with government orders, formalities, rules, regulations and laws.

     12.5 Requirement for U.S. Manufacture. OPEXA agrees that Licensed Patented Products and/or Licensed Patent Pending Products leased or sold in the United States shall be manufactured substantially in the United States.

                                   ARTICLE 13
                            ASSIGNMENT AND LICENSING

     13.1 Assignment Requirements. Until the aggregate of OPEXA's stated capital and capital surplus accounts equals or exceeds two million dollars ($2,000,000), OPEXA may not assign or attempt to assign any rights under this Agreement. Except as limited by this Paragraph 13.1 hereof, a sale by OPEXA of all or substantially all of its assets, or merger or other consolidation shall not constitute an assignment for purposes hereof, and OPEXA shall be free to enter into any such sale, merger or other consolidation, so long as the successor entity acknowledges its consent and agreement to the terms hereof in writing.

     13.2 Sublicense Requirements. Until the aggregate of OPEXA's stated capital and capital surplus accounts equals or exceeds five hundred thousand dollars ($500,000), OPEXA may not sublicense or attempt to sublicense any rights under this Agreement without the prior written approval of BAYLOR, with respect to which BAYLOR and OPEXA will negotiate in good faith.

     13.3 Consistent Sublicenses. All sublicenses granted by OPEXA of its rights hereunder shall be subject to the terms of this Agreement. OPEXA shall be responsible for its sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of OPEXA hereunder. Any act or omission of a sublicensee which would be a breach of this Agreement if performed by OPEXA shall be deemed to be a breach by OPEXA of this Agreement, provided that BAYLOR shall give OPEXA and sublicensee notice of any such breach or alleged breach hereof and an opportunity to cure such breach pursuant to the terms of Paragraph 11.2 herein. Each sublicense agreement granted by OPEXA shall include an audit right by BAYLOR of the same scope as provided in Article 4 hereof with respect to OPEXA. OPEXA shall give BAYLOR prompt notification of the identity and address of each sublicensee with whom it concludes a sublicense agreement and shall supply BAYLOR with a copy of each such sublicense agreement.

     13.4 Pre-Existing Agreements. This Agreement shall not supersede any preexisting agreement BAYLOR has with a third party in the event that this Agreement is assigned by OPEXA to that third party, even if BAYLOR has consented to the assignment.

     13.5 BAYLOR Assignment Rights. BAYLOR may assign its rights hereunder, including the right to receive the consideration (equity and monetary) for the licenses herein granted, to its Affiliates, or to such other parties as may be entitled to receive or exercise same under the Baylor Patent Policy.

                                   ARTICLE 14
                                    PUBLICITY

     14.1 Use of Names. Neither Party shall use the name, logotypes or symbols of the other Party or the name of any employee, faculty, staff, affiliate or associate of the other Party for publication or advertising purposes, except with the written consent of the other Party.

                                   ARTICLE 15
                                    ADDRESSES

     15.1 Payments. All payments shall be made payable to "Baylor College of Medicine" and all payments and reports shall be sent to the address below:

     BAYLOR Tax ID #: 74-1613878
     Director, Office of Technology Administration
     Baylor College of Medicine
     One Baylor Plaza, BCM-D, 600D
     Houston, TX  77030

     15.2 Notices. All notices or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by United States Postal Service certified mail, return receipt requested, postage prepaid, or via overnight courier, addressed to it at its address below or as it shall designate by written notice given to the other Party:

     In the case of BAYLOR:                     With a copy to:
     Senior Vice President & General Counsel    Director, Office of Technology
                                                 Administration
     Baylor College of Medicine                 Baylor College of Medicine
     One Baylor Plaza                           One Baylor Plaza, BCM-D, 600D
     Houston, TX  77030                         Houston, TX  77030

     In the case of OPEXA:                      With a copy to:
     Michael Redman, President                  Jeffrey R. Harder
     Opexa Pharmaceuticals, Inc.                Andrews & Kurth, L.L.P.
     1709 Dryden Road, Suite 901                2170 Buckthorne Place, Suite 150
     Houston, TX  77030                         The Woodlands, Texas 77381

                                   ARTICLE 16
                                   BOARD SEAT

     16.1 BCMT Board Seat. A representative from BCM Technologies, BAYLOR's venture development subsidiary, shall also be a director of the OPEXA's Board of Directors as long as BCM Technologies owns stock in OPEXA or until OPEXA becomes a public company, whichever comes first.

     16.2 BAYLOR Board Seat. A representative from BAYLOR shall also be a director of the OPEXA's Board of Directors as long as BAYLOR owns stock in OPEXA or until OPEXA becomes a public company, whichever comes first. The Parties agree that Dr. Jingwu Zang Zhang, M.D., shall fill such position for so long as he is affiliated with BAYLOR, unless the Parties agree otherwise.

                                   ARTICLE 17
                                   ARBITRATION

     17.1 Amicable Resolution. The Parties shall attempt to settle any controversy between them amicably. To this end, a senior executive from each Party shall consult and negotiate to reach a solution. The Parties agree that the period of amicable resolution shall toll any otherwise applicable statute of limitations. However, nothing in this clause shall preclude any Party from commencing mediation if said negotiations do not result in a signed written settlement agreement within thirty (30) days after written notice that these amicable resolution negotiations have commenced.

     17.2. Mediation. If a controversy arises out of or relates to this agreement, or the breach thereof, and if the controversy cannot be settled through amicable resolution, the Parties agree to try in good faith to settle the controversy by mediation before resorting to final and binding arbitration. The Party seeking mediation shall propose five mediators, each of whom shall be a lawyer licensed to practice by the state of Texas, having practiced actively in the field of commercial law for at least fifteen (15) years, to the other Party who shall select the mediator from the list. The Parties shall split the cost of the mediator equally. The Parties agree that the period of mediation shall toll any otherwise applicable statute of limitations. However, nothing in this clause shall preclude any Party from commencing arbitration if said negotiations do not result in a signed written settlement agreement within sixty
(60) days after written notice that amicable resolution negotiations have commenced.

     17.3 Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, including claims for tortious interference or other tortious or statutory claims arising before, during or after termination, providing only that such claim touches upon matters covered by this Agreement shall be finally settled by arbitration administered by the American Arbitration Association pursuant to the Commercial Arbitration Rules in force at the time of the commencement of the arbitration, except as modified by the specific provisions of this Agreement. It is the specific intent of the Parties that this arbitration provision is intended to be the broadest form allowed by law.

     17.4 Parties to Arbitration. This agreement to arbitrate is intended to be binding upon the signatories hereto, their principals, successors, assigns, subsidiaries and affiliates. This agreement to arbitrate is also intended to include any disputes, controversy or claims against any Party's employees, agents, representatives, or outside legal counsel arising out of or relating to matters covered by this Agreement or any agreement in which this Agreement is incorporated.

     17.5 Consolidation Permitted. The Parties expressly agree that any court with jurisdiction may order the consolidation of any arbitrable controversy under this Agreement with any related arbitrable controversy not arising under this Agreement, as the court may deem necessary in the interests of justice or efficiency or on such other grounds as the court may deem appropriate.

     17.6 Entry of Judgment. The Parties agree that a final judgment on the arbitration award may be entered by any court having jurisdiction thereof.

     17.7 Appointing Arbitrators. The American Arbitration Association shall appoint the arbitrator(s) from its Large, Complex Claims Panel. If such appointment cannot be made from the Large, Complex Claims Panel, then from its Commercial Panel. The Parties hereby agree to and acquiesce in any appointment of an arbitrator or arbitrators that may be made by such appointing authority.

     17.8 Qualifications of the Arbitrator(s). The arbitrator(s) must be a lawyer, having practiced actively in the field of commercial law for at least fifteen (15) years.

     17.9 Governing Substantive Law. The arbitrator(s) shall determine the rights and obligations of the Parties according to the substantive laws of the State of Texas (excluding conflicts of law principles) as though acting as a court of the State of Texas.

     17.10 Governing Arbitration Law. The law applicable to the validity of the arbitration clause, the conduct of the arbitration, including any resort to a court for provisional remedies, the enforcement of any award and any other question of arbitration law or procedure shall be the Federal Arbitration Act.

     17.11 Governing Convention. The Parties elect to have the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958 (instead of the Inter-American New York Convention on International Commercial Arbitration of August 15, 1990) govern any and all disputes that may be the subject of arbitration pursuant to this Agreement.

     17.12 Preliminary Issues of Law. The arbitrator(s) shall hear and determine any preliminary issue of law asserted by a Party to be dispositive of any claim, in whole or part, in the manner of a court hearing a motion to dismiss for failure to state a claim or for summary judgment, pursuant to such terms and procedures as the arbitrator(s) deems appropriate.

     17.13 Confidentiality. The Parties and the arbitrator(s) shall treat all aspects of the arbitration proceedings, including without limitation discovery, testimony and other evidence, briefs and the award, as strictly confidential. Further, except as may be required by law, neither Party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

     17.14 Place of Arbitration. The seat of arbitration shall be Houston, Texas, USA.

     17.15 Language. The arbitration shall be conducted in the English language. All submissions shall be made in English or with an English translation. Witnesses may provide testimony in a language other than English, provided that a simultaneous English translation is provided. Each Party shall bear its own translation costs.

     17.16 Punitive Damages Prohibited. The Parties hereby waive any claim to any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages, and the arbitrator(s) is/are specially divested of any power to award any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages.

     17.17 Costs. The Party prevailing on substantially all of its claims shall be entitled to recover its costs, including attorneys' fees, for the arbitration proceedings, as well as for any ancillary proceeding, including a proceeding to compel or enjoin arbitration, to request interim measures or to confirm or set aside an award.

     17.18 Survival. The provisions of this Article 17 shall survive expiration or termination of this Agreement.

                                  MISCELLANEOUS

     18.1 Assistance. Without further consideration, BAYLOR hereby agrees to execute and deliver, and BAYLOR agrees to cause its officers, trustees, employees, and agents to execute and deliver, such other instruments, and to take such other action as OPEXA hereunder may reasonably request to more effectively convey and transfer to and vest in OPEXA, and to put OPEXA in possession of, the rights granted hereunder, and to assist OPEXA in the recordation of same as necessary, all in such form and substance as OPEXA may reasonably request and at OPEXA's expense.

     18.2 Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the legal representatives, administrators, successors, permitted assigns and licensees of the Parties hereto.

     18.3 Unenforceable Provision. The Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the Parties hereto, in a final, unappealable order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

     18.4 Entire Agreement. The terms and conditions herein contained, including all the schedules hereto, and all the agreements referenced herein, the assignments with the individuals listed on Schedule 1, and each of the Developer's Agreements with the individuals listed on Schedule 1, executed contemporaneously herewith or contemplated by any of such agreements constitute the entire agreement between the Parties and supersede all previous communications whether oral or written between the Parties hereto with respect to the subject matters hereof, and no previous agreement or understanding varying or extending the same shall be binding upon either Party hereto.

     18.5 No Waiver. The Parties covenant and agree that if either Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if either Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by either Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by either Party except by its written consent.

     18.6 Survival Upon Termination.The provisions, rights and obligations set forth in Articles 1, 2 (as contemplated by Paragraph 11.4(g)), 3 (but only with respect to sales occurring prior to the date of termination or to the extent applicable as per the terms of Paragraph 11.4 (g)), 4, 5, 9, 11, 13, 14, 15, 17 and 18, along with any other obligations that by their terms survive expiration or termination, shall survive the expiration or termination of this Agreement.

     18.7 Changes to Agreement. No amendment or modification to this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of both Parties.

     18.8 Informed Review. The Parties acknowledge that each Party has received and reviewed this Agreement and that normal rules of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments or exhibits thereto.

     18.9 Headings and References. The headings on articles and sections used in this document are for convenience and reference only, and shall not affect the meaning or interpretation of this Agreement unless the context requires otherwise. All references in this Agreement to any exhibit, schedule, or appendix shall be deemed and construed as references to a section of an exhibit, schedule or appendix of this Agreement and any exhibits, schedules, or appendices are hereby incorporated in this Agreement by such reference.

     18.10 Third Party Beneficiaries.This Agreement is intended only to benefit the Parties. The Parties have no intention to create any interests for any other party. Specifically, no interests are intended to be created for any customer, patient, research subject or other persons (or their relatives, heirs, dependents, or personal representatives) by or upon whom the Technology, Licensed Patent Pending Products and Licensed Patented Products may have been used.

     18.11 Recordation. Each Party shall have the right during the Term to record or register this Agreement in any patent office or other appropriate facility, and the other Party shall provide reasonable assistance in effecting such recording.

     18.12 Counterpart Execution. This Agreement shall become binding as of the Agreement Date when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original against any Party whose signature appears thereon, but all of which shall constitute one and the same instrument.

     18.13 Responsibility for Expenses. Each Party is responsible for its own expenses related to the preparation and execution of this Agreement.


     IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.


OPEXA                                          BAYLOR COLLEGE OF MEDICINE


Name:  /s/ Michael T. Redman                   Name:  /s/ W. Dalton Tomlin
       ---------------------                          --------------------
       Michael T. Redman                              W. Dalton Tomlin

Title: President, Opexa Pharmaceuticals        Title: Senior Vice President &
                                                      General Counsel


Date:  September 6, 2001                       Date:  September 6, 2001

                                   Schedule 1
                                   DEVELOPERS


1.   Jingwu Zang Zhang, M.D., Ph.D.
2.   Ying Q. Zang, M.D., Ph.D.


                                                     Schedule 2

                                             PATENTS PENDING AND ISSUED
--------------- ------------------------------------ ------------------- ---------------------- ----------------------
OTA NUMBER      PATENT                               SERIAL NUMBER       TYPE                   STATUS
--------------- ------------------------------------ ------------------- ---------------------- ----------------------
00-71           "T-Cell V(beta)-D(beta)-J(beta)      09/507,819          U.S.                   Pending; received
                Sequence and Methods for its                             Non-provisional        Notice of Allowance.
                Detection."
--------------- ------------------------------------ ------------------- ---------------------- ----------------------
00-71           "T-Cell V(beta)-D(beta)-J(beta)      US00/40006          PCT                    Pending
                Sequence and Methods for its
                Detection."
--------------- ------------------------------------ ------------------- ---------------------- ----------------------
00-71           "T-Cell V(beta)-D(beta)-J(beta)      US00/22988          PCT; claims to         Pending
                Sequence and Methods for its                             20-mer peptide
                Detection."
--------------- ------------------------------------ ------------------- ---------------------- ----------------------
00-71           "T-Cell V(beta)-D(beta)-J(beta)      09/641,576          U.S                    Pending
                Sequence and Methods for its                             Continuation-In-Part
                Detection."                                              with claims to
                                                                         20-mer peptide.
--------------- ------------------------------------ ------------------- ---------------------- ----------------------

                                   Schedule 3

                          TECHNOLOGY LICENSED TO OPEXA

1.   OTA 00-70   "T-Cell Peptides as Therapeutics for Immune-Related Disease."
     Inventor: Jingwu Zhang, M.D., Department of Neurology.

2.   OTA 00-71   "T-Cell Receptor V(beta)-D(beta)-J(beta) Sequence and Methods for its Detection." Inventor: Jingwu Zang Zhang, M.D., Department of Neurology.

3.   OTA 01-02   "A Hormone Compound in the Treatment of Autoimmune Disease."
     Inventors: Ying Zhang, Ph.D. and Jingwu Zhang, M.D., Department of
     Neurology.

4.   OTA 01-21   "The Use of a Unique Sequence of Human Herpesvirus-6."
     Inventor: Jingwu Zhang, M.D., Department of Neurology.

5.   OTA 01-68   "T-Cell Vaccination in Multiple Sclerosis." Inventor: Jingwu
     Zhang, M.D., Department of Neurology.

                                   Schedule 4

                     DISTRIBUTION OF SHARES OF COMMON STOCK


         Name                                                  Number of Shares
     ------------                                              ----------------

1.   Jingwu Zang Zhang, M.D., Ph.D.                                 637,500

2.   Ying Q. Zang, M.D., Ph.D.                                      212,500

3.   Baylor College of Medicine Department of Neurology             425,000

4.   Baylor College of Medicine General Fund                        425,000

     Total                                                        1,700,000